 Exhibit 3.1

ARTICLES OF AMENDMENT

OF

COMMAND CENTER, INC.

Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B.10.020 RCW, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

ARTICLE I

Article IV of the Corporation’s Articles of Incorporation is amended and restated in its entirety. The text of Article IV as amended is set forth below:

“Article IV
Authorized Capital Stock

a)
The authorized capital stock of the Corporation shall consist of two classes of stock, designated as Common Stock and Preferred Stock.

Effective at 5 p.m. Eastern Time on December 7, 2017 (such time, on such date, the “Effective Time”) pursuant to the Washington Business Corporation Act and these Articles of Amendment to the Articles of Incorporation, as amended, (i) each twelve (12) shares of Common Stock authorized, issued and outstanding, or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock; and (ii) each twelve (12) shares of Preferred Stock authorized immediately prior to the Effective Time shall automatically be combined and converted into one (1) share of Preferred Stock (the “2017 Reverse Stock Split”).

The total number of shares of Common Stock that the Corporation will have authority to issue following the Effective Time of the 2017 Reverse Stock Split is Eight Million Three Hundred Thirty-Three Thousand Three Hundred and Thirty-Three (8,333,333). The shares of Common Stock shall have a par value of $0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in the preference.

No fractional shares shall be issued in connection with the 2017 Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the OTC Markets as of the date of the Effective Time, by (b) the fraction of one share owned by stockholder, and (c) twelve (12) the ratio of the 2017 Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The total number of shares of Preferred Stock that the Corporation will have authority to issue following the Effective Time of the 2017 Reverse Stock Split is Four Hundred and Sixteen Thousand Six Hundred and Sixty-Six (416,666). The shares of Preferred Stock shall have a par value of $0.001 per share. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

b)
First Series of Preferred Stock

The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, with respect to the first series of Preferred Stock are as follows:

1.
Designation. The first series of the Preferred Stock of the Corporation authorized by the Articles of Incorporation, as amended, will be designated as Series A Preferred Stock (the “Series A Preferred Stock”).

2.
Number of Shares. Forty Thousand (40,000) shares of the authorized but previously unissued shares of Preferred Stock will be designated as Series A Preferred Stock.

3.
Par Value. The Series A Preferred Stock will have a par value of $0.001 per share.

4.
Cumulative Dividend. From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of $5.00 per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affect such shares) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Paragraph 4 or in Paragraph 6 and 9, the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Paragraph 4 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $100 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

5.
Voting Rights. The Series A Preferred Stock shall have one vote per share of Series A Preferred Stock held, and shall be entitled to vote at elections of directors and on other matters submitted to the shareholders of the Corporation. In matters requiring class voting, the holders of the outstanding Series A Preferred Stock shall vote together as a class.

6.
Redemption. The Series A Preferred Stock may be redeemed by the Corporation at any time after April 1, 2007 at the Series A Original Issuer Price per share, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. Upon a call for redemption, the holders of the Series A Preferred Stock will have a period of thirty (30) days in which to elect to convert the shares to Common Stock provided in the conversion privilege granted herein.

7.
Conversion. The Series A Preferred Stock may be converted into Common Stock at any time after purchase at a conversion ratio of twenty (20) shares of Common Stock for each share of preferred stock converted, provided conversion occurs within twelve months of the purchase date of the Series A Preferred Stock. If conversion occurs after the end of the twelfth month following the purchase date, the conversion ration shall be reduced by Three Percent (3%) each year thereafter. For example, the conversion ration in year two will be 19.417 (20 1.03). This conversion calculation results in a Common Stock equivalent price of $5.00 per share in year one, increasing by Three Percent (3%) per year thereafter until converted. The Board of Directors may designate the procedures for conversion by resolution after the creation of the Series A Preferred Stock. In order to convert the Series A Preferred Stock into Common Stock, the shareholders shall surrender, at the principal office of the Corporation, the certificate(s) representing the Series A Preferred Stock duly endorsed to the Corporation and give written notice to the Corporation that the shareholder elects to convert the Series A Preferred Stock. The conversion right in respect to the Series A Preferred Stock shall be deemed to have been exercised upon receipt by the Corporation of the Series A Preferred Stock certificate(s) so endorsed and accompanied by such written notice. As of such receipt, the shareholder shall be treated for all purposes as the record holder of the Common Stock into which the Series A Preferred Stock is convertible. Within a reasonable time thereafter, the Corporation shall issue and deliver to the shareholder certificates representing the number of shares of Common Stock into which the Series A Preferred Stock has been converted. Thereupon, the Series A Preferred Stock shall be deemed to be satisfied and discharged, and the shares of the Common Stock into which the Series A Preferred Stock shall be so converted shall be fully paid and non-assessable. Each certificate representing the shares of Common Stock into which the Series A Preferred Stock has been converted shall bear a restrictive legend.

8.
Anti-Dilution.

a.
 The Series A Preferred Stock is convertible at the rate set forth in Paragraph 7 above. This equates to an initial Common Stock equivalent price of $5.00 per share in the first year after purchase. In the event the Corporation issues Additional Shares of Common Stock (as defined below) that would have the effect of increasing the number of shares of Common Stock outstanding without a corresponding payment in an amount equal to at least the $5.00 per share in the first year after purchase, then the shareholder holding the Series A Preferred Stock shall be entitled to an equitable adjustment in the conversion price so that the shareholder receives the benefit of the negotiated conversion price in year one. In the succeeding years, the Common Stock equivalent price of $5.00 per share shall be increased Three Percent (3%) per year in accordance with Paragraph 7, and the anti-dilution provisions of this Paragraph 8 shall apply in any given year to the increased Common Stock equivalent price then applicable as provided in Paragraph 7.

b.
For purposes of this Paragraph 8, the following definitions shall apply:

i.
“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

ii.
“Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

iii.
“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

iv.
“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the Series A Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

1.
shares of Common Stock, Options or Convertible Securities issued as dividend or distribution on Series A Preferred Stock;

2.
shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation; or

3.
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities in each case provided such issuance pursuant to the terms of such Option or Convertible Security;

4.
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing, or real property leasing transaction approved by the Board of Directors of the Corporation; or

5.
shares of Common Stock issued or issuable pursuant to: (i) a sale by the Corporation of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which which was not less than $12,000,000 in the aggregate (a “Qualified Public Offering”), or (ii) the exercise of warrants or rights granted to underwriters in connection with a Qualified Public Offering.

c.
No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

9.
Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Paragraph 7 above immediately prior to such liquidation, dissolution, or winding up. If upon any such liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Paragraph 9, the holders of shares of Series A Preferred Stock and any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and any other series of Preferred Stock of the Corporation ranking on liquidation senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rate based on the number of shares held by each such holder.

10.
Sinking Fund. No sinking fund will be established for the redemption of the Series A Preferred Stock.

11.
Registration Rights. The Series A Preferred Stock has not been registered and constitutes “restricted securities” as that term is defined in Rule 144 adopted under the United States Securities Act of 1933, as amended. No registration rights are granted in connection with the issuance of the Series A Preferred Stock or the Common Stock issuable on conversion of the Preferred Stock.”

ARTICLE II

The amendment was adopted by the Board of Directors on November 11, 2017.

ARTICLE III

Shareholder action on the amendment was not required. The amendment was duly adopted by the Board of Directors by resolution without shareholder action.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be executed on this 27th day of November, 2017.

COMMAND CENTER, INC.

By: /s/Brendan Simaytis

Name: Brendan Simaytis

Title: Secretary